Exhibit 3.1

STATE OF NEVADA

BARBARA K. CEGAVSKE Secretary of State	JEFFERY LANDERFELT Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

November 17, 2016

Job Number:	C20161117-0562
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20160502622-16	Certificate of Designation	2 Pages/1 Copies

Respectfully,
/s/ Barbara K. Cegavske
BARBARA K. CEGAVSKE
Secretary of State

Certified By: Sandy Edwards
Certificate Number: C20161117-0562
You may verify this certificate
online at http://www.nvsos.gov/

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20160502622-16
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	11/17/2016 9:41 AM
	State of Nevada	Entity Number
Amendment to		E0297142013-2
Certificate of Designation
After Issuance of Class or Series
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation

For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After issuance of Class or Series)

1. Name of corporation:
Neurotrope, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:
Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:
Section 7(e) and Section 8(a)(iii) of the certificate of designation are being amended to read in their entirety as set forth on Attachment A attached hereto, which is filed herewith and incorporated herein by this reference.

See Attachment A attached hereto.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is tiled)

6. Signature: (required)

X
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

Neurotrope, Inc.

Attachment A to Amendment to Certificate of Designation

1.	The first paragraph of Section 7(e) of the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Neurotrope, Inc. is hereby amended to read in its entirety as follows:

“(e) Forced Conversion. So long as no other class of the Company’s preferred stock is authorized and outstanding, if the Company enters into a binding securities purchase agreement (an “SPA”) in connection with a private placement of Common Stock and warrants to purchase Common Stock representing at least $8 million in aggregate gross proceeds to the Company, then all outstanding shares of Series B Preferred Stock shall automatically be converted into shares of Common Stock immediately prior to the initial closing of such private placement with aggregate gross proceeds to the Company of at least $8 million (the “Mandatory Conversion Time”), such that the shares of Common Stock issued shall equal the Stated Value divided by $0.58.”

2.	Section 8(a)(iii) of the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Neurotrope, Inc. is hereby amended to read in its entirety as follows:

“(iii) “Excluded Securities” means: (i) any capital stock issued or issuable upon conversion of the Series A Preferred Stock or the Series B Preferred Stock; (ii) any capital stock issued or issuable as a dividend or distribution on the Series B Preferred Stock; (ili) any capital stock issued or issuable upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the date that this Certificate of Designation is filed in Nevada (the “Filing Date”), provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Filing Date; (iv) any capital stock issued or issuable pursuant to any benefit plan, program or agreement approved prior to the Filing Date by the Corporation’s board of directors or any committee thereof pursuant to which the Corporation’s securities may be issued to any employee, officer or director for bona fide services provided to the Corporation; (v) any capital stock issued or issuable upon exercise of the Series B Warrants; (vi) any securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Corporation, provided that any such issuance shall only be to a Person (or to the equity holders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Corporation and shall provide to Corporation additional benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing any securities for the purpose of raising capital or to an entity whose primary business is investing in securities; and (vii) any shares of Common Stock and warrants to purchase shares of Common Stock issued or issuable pursuant to the terms of an SPA in connection with a private placement transaction with aggregate gross proceeds to the Corporation of at least $8 million.”

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